FOR IMMEDIATE RELEASE

Norfolk Southern reports first-quarter 2018 results

Achieves record first-quarter operating income, operating ratio, net income and earnings per share

NORFOLK, Va., April 25, 2018 – Norfolk Southern Corporation (NYSE: NSC) today reported first-quarter financial results.

First-quarter net income was $552 million, up 27 percent year-over-year, a result of a 10 percent increase in income from railway operations and a lower effective income tax rate. Diluted earnings per share were $1.93, up 30 percent year-over-year and a first-quarter record.

“We are pleased with the continued improvement in our financial performance and the growth in our business,” said James A. Squires, Norfolk Southern chairman, president and CEO. “We are focused on improving service for our customers to position us for future growth and efficiency that will benefit both our customers and shareholders. The outlook for 2018 is promising, and we are increasing our expected annual share repurchases to $1.5 billion, confident that we will deliver strong financial performance.”

First-quarter summary

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Railway operating revenues of $2.7 billion increased 6 percent compared with first-quarter 2017, as overall volumes were up 3 percent, reflecting 8 percent growth in our intermodal category that offset declines in merchandise and coal volumes.

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Railway operating expenses increased $64 million, or 4 percent, to $1.9 billion compared with the same period last year, as higher fuel prices and increased costs associated with overall lower network velocity were offset, in part, by efficiency gains.

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Income from railway operations was $835 million, an increase of 10 percent year-over-year, a first-quarter record. The railway operating ratio, or operating expenses as a percentage of revenues, was 69.3 percent, also a first-quarter record.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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